EXHIBIT 3.1

Certificate of Amendment

of

Certificate of Incorporation

of

SpectrumDNA, Inc.

__________________________________________________

SpectrumDNA, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies on this 30th day of January, 2015, that:

FIRST: The total number of shares of capital stock which the Corporation is authorized to issue is 260,000,000 of which 250,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 10,000,000 shares with a par value of $0.001 each shall be Preferred Stock.

SECOND: Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 1,510,000,000 of which 1,500,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 10,000,000 shares with a par value of $0.001 each shall be Preferred Stock. The Board of Directors of the Corporation is authorized to the full extent now or hereafter permitted by the laws of the State of Delaware to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the Delaware General Corporation Law, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions of each such series.”

THIRD: The amendment was authorized by the unanimous written consent of the Board of Directors followed by written consent of the stockholders being given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of SpectrumDNA, Inc. has been executed by Parrish B. Ketchmark, President of the Corporation, as of the date first written above.

SpectrumDNA, Inc.

By:	/s/ Parrish B. Ketchmark
Name:	Parrish B. Ketchmark
Title:	President